Exhibit 99.1

Dollar Tree Announces Plans to Re-Brand Deals Stores in 2016

~ 217 Deals Stores Will Be Converted to Dollar Tree Stores ~
~ Enables Company to Better Focus on Growth of Its Two Primary Banners ~

CHESAPEAKE, Va. - October 13, 2015 - Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores, today announced plans to re-brand its Deals banner. Of its 222 store locations, 217 Deals stores will be converted to Dollar Tree and the remaining five will be converted to Family Dollar.

Dollar Tree acquired 138 Deals store locations on March 29, 2006. Since then, the chain has grown to 222 store locations across 19 states. The Deals stores have served customers by offering low prices on everyday essentials, party, seasonal and home products in a multi-price point environment. On July 6, 2015, Dollar Tree completed its acquisition of more than 8,200 Family Dollar stores across 46 states.

The Deals store conversions are expected to be completed by the end of July 2016. Additionally, the Company remains committed to its initiative to re-banner hundreds of Family Dollar stores to Dollar Tree stores. Dollar Tree is on track to complete at least 150 Family Dollar-to-Dollar Tree conversions by the end of October 2015, and plans more of these conversions for 2016.

Bob Sasser, Chief Executive Officer, stated “For nearly a decade, our committed team of Deals associates has done a great job of consistently providing customers with terrific values. Now that we have successfully completed our acquisition of more than 8,200 Family Dollar stores, we are confident that we can better serve our Deals customers and markets through one of our primary banners - Dollar Tree, which offers tremendous values for needs and wants at the single price-point of $1 or Family Dollar, your neighborhood discount variety store which provides name-brand and quality private-brand consumable products at everyday low prices.”

Mr. Sasser continued, “This initiative to re-brand our Deals stores enhances our ability to focus on our two primary banners, Dollar Tree and Family Dollar, while improving efficiencies throughout our business. We are very pleased with our progress on the Family Dollar integration, as we continue to focus on growing our business while creating long-term shareholder value.”

About Dollar Tree, Inc.

Dollar Tree, a Fortune 500 Company, now operates more than 13,864 stores across 48 states and five Canadian provinces. Stores currently operate under the brands of Dollar Tree, Family Dollar, Dollar Tree Canada, and Deals. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding the timing and benefits of our planned store conversions. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed March 13, 2015, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections in our Quarterly Report on Form 10-Q filed September 1, 2015 and other filings with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward- looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:     Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations www.DollarTree.com